UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT _______)*

                        CHINA PHARMACEUTICALS CORPORATION
                                (Name of Issuer)

                         COMMON STOCK, $0.0001 PAR VALUE
                         (Title of Class of Securities)

                                   16941F 10 4
                                 (CUSIP Number)

                                  MAY 24, 2004
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)

         [x]     Rule 13d-1(c)

         [ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16941F 10 4


                                  SCHEDULE 13G
--------------------------------------------------------------------------------
          1            NAMES OF REPORTING PERSONS          MA LEUNG
                       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                       (Entities Only)
--------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [  ]
                       (See Instructions)                               (b) [  ]
--------------------------------------------------------------------------------
          3            SEC USE ONLY
--------------------------------------------------------------------------------
          4            CITIZENSHIP OR PLACE OF ORGANIZATION

                       CHINA
--------------------------------------------------------------------------------
  NUMBER OF SHARES                   5                SOLE VOTING POWER
 BENEFICIALLY OWNED                                   3,005,064
  BY EACH REPORTING
     PERSON WITH      ----------------------------------------------------------
                                     6                SHARED VOTING POWER
                                                      0
                      ----------------------------------------------------------
                                     7                SOLE DISPOSITIVE POWER
                                                      3,005,064
                      ----------------------------------------------------------
                                     8                SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
          9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON
                       3,005,064 SHARES
--------------------------------------------------------------------------------
         10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                       SHARES (See Instructions)                          [  ]
--------------------------------------------------------------------------------
         11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       6.5%
--------------------------------------------------------------------------------
         12            TYPE OF REPORTING PERSON (See Instructions)
                       IN
--------------------------------------------------------------------------------



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

CUSIP No. 16941F 10 4


ITEM 1(a).  NAME OF ISSUER:

China Pharmaceuticals Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

3753 Howard Hughes Parkway, #200, Las Vegas, Nevada 89109

ITEM 2(a).  NAME OF PERSON FILING:

Ma Leung

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Room 4905, Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong

ITEM 2(c).  CITIZENSHIP:

People's Republic of China

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

Common Stock, $0.0001 par value

ITEM 2(e).  CUSIP NUMBER:

16941F 10 4

ITEM 3.

Not applicable

ITEM 4.  OWNERSHIP.

Reporting as to shares held of record by Good Achieve Investments Limited. See Rows 5 through 8 of the cover pages.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.


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
CUSIP No. 16941F 10 4



ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 3, 2004                         /s/ MA LEUNG
                                     -------------------------------------------
                                     Ma Leung



















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